Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of the date of the last signature,

By and between: Palo Alto networks (Israel Analytics) Ltd., Company ID No. 514668920 (the “Company”) and Nir Zuk, (the “Employee”).

1.Position; Commencement Date

(a)    The Employee shall be employed by the Company in the position of Chief Technology Officer (the “Position”) commencing retroactively as of 17 August 2020 (the “Commencement Date”). The Company may change Employee’s title from time to time and/or request the Employee to undertake the duties and undertake the responsibilities as determined from time to time which are compatible with his office, qualifications or professional category, in accordance with applicable law.

(b)    The Employee shall be initially under the direct supervision of and comply with the directives of the Chief Executive officer and/or any such individual designated by the Company at its sole discretion (the “Supervisor”).

(c)    The Employee's continuous employment at Palo Alto Networks Inc. as from 3 February 2005 shall be considered his original commencement of employment with the Company, with respect to Company policy benefits that are service-based, such as annual leave and service award.. Such Service credit does not apply to retirement plans, unless otherwise required by collective bargaining agreement or national labor laws. For the avoidance of doubt, for the purpose of calculating statutory rights under applicable governing law (including severance pay under the Severance Pay Law – 1963), the Employee's seniority shall be as stated in the Commencement Date in subsection (a) above.

2.Working Time

(a)    Unless mutually agreed otherwise by the parties, work for the Company shall be performed on Sunday through Thursday. Saturday (Shabbat) is official rest day. Employee shall provide a minimum of 44.5 working time hours per week, in compliance with the shortened day as prescribed in the Employee Handbook and including a thirty (30) minute daily break to be taken under the Employee's responsibility.

(b)    The Employee may work outside of regular working hours and working days as may be required to fulfill the Employee’s duties and responsibilities. Therefore, the Employee shall be paid on a monthly basis, in addition to the Employee's Base Salary, a global amount as payment for forty (40) global work hours per month (the “Overtime Quota”). The Overtime Quota is determined according to an estimation of Employee’s scope of work. The Overtime Payment (as defined below) will be payable regardless of actual overtime hours performed and no deductions will be made from the Employee’s Salary if the Overtime Quota is not reached. The Employee must notify the Company in writing if this Overtime Quota is to be exceeded and obtain the Company’s prior approval to perform work in excess of the Overtime Quota.

3.Employee’s Warranties

The Employee hereby represents and undertakes to the Company all of the following:

(a)    The Employee represents and warrants to the Company that, by entering into this Agreement or performing any of his/her obligations under it, he/she will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on him/her.

(b)    This contract is conditioned upon the Employee's ability to perform the Employee's services without infringing any non-compete covenant or similar covenants and/or agreements.

(c)    The Employee warrants that he/she is entitled to work in Israel without any additional approvals and will notify the Company immediately if he/she ceases to be so entitled during this Agreement.

4.Remuneration

(a)    The Company agrees to pay or cause to be paid to the Employee during the term of this Agreement a gross salary of ILS 98,800 (Ninety-Eight Thousand Eight Hundred New Israeli Shekels) per month (the “Base Salary”). On account of the hours included in the Overtime Quota as defined in Section 2(a) above, the Company agrees to pay to the Employee a gross payment of ILS 24,700 (Twenty-Four Thousand Seven Hundred New Israeli Shekels) per month (the “Overtime Payment”). The Base Salary and the Overtime Payment constitute together the “Salary”. The Salary shall be payable monthly in arrears.

(b)    An amount equal to 10% of the Salary shall be considered as a special compensation paid for the Employee’s obligations set forth in the Invention Agreement and Non-Compete & Non-Solicitation Agreement referred to in Section 6(a) below (the “Special Compensation.) The Special Compensation is part of the Salary and not in addition to the Salary.

(c)    The Salary will be paid no later than the 9th day of each month, one month in arrears, subject to all applicable withholdings.

(d)    Employee is eligible to participate in the Palo Alto Networks Variable Incentive Plan (“VIP” or “Plan”) as applicable from time to time. Employee is eligible for a VIP target of 100% of Salary per annum as per Plan. Employee acknowledges that the Company reserves the discretion to change the terms and conditions of the Plan at any time. The granting of the VIP bonus is at Company’s sole and absolute discretion. The granting of a VIP bonus in any given year or during several years will not create a precedent for any subsequent years. No disbursements will be made to Managers Insurance or Education Fund with respect to any VIP bonus payments, and will not be deemed a portion of the Employee’s Salary for any purpose, including without limitation, when calculating the Employee’s entitlement to severance pay or other amounts payable upon termination of the Employee’s employment.

(e)    The Employee agrees to receive all his/her pay slips in a non-alterable electronic format at the electronic address indicated in writing to HRConnect within 10 days as of the Commencement Date. In absence of indication in writing of a specific email address, the electronic pay slips will be delivered to the personal paloaltonetworks.com address of the Employee.

(f)    If at any time during employment, or upon its termination (however arising), money is owed and payable by the Employee to the Company, whether under this Agreement or otherwise, it is agreed that the Company may deduct, in accordance with applicable law and regulation, the sum or sums from time to time owed to it from any payment due to the Employee from the Company howsoever arising.

5.Employee Benefits

The Employee will be entitled to all benefits mandatory by law and which may be applicable to the Employee according to the Company's benefits program applicable from time to time.

(a)    Pension Plan.

(i)        Pension Plan. The Company contributes to a fund for severance payments, as described below:

(ii)        The Company will contribute an amount equivalent to 6.5% of the Salary (the “Company Contribution”). The Company Contribution in case of Managers Insurance or Non-Pension Policy, will include an amount required to secure at least 75% of the Insured Salary, and in any case the Company contribution to the benefits account of the Policy will be no less than 5% of the Insured Salary. In addition, the Company Contribution to Occupational Disability and the Company Contribution to benefits account of the Policy, all together, will not exceed 7.5% of the Insured Salary.

(iii)        The Employee will contribute no less than 6% of the Salary so allocated toward the premiums payable.

(iv)        The Company will pay an amount equal to 8-1/3% of the portion of the Salary towards a fund for severance payments. These payments come under the obligation of paying full severance payments and with accordance to Section 14 to the Israeli Severance Compensation Law of 1963. Parties shall sign the General Order and Confirmation Regarding Payments of Employers to Pension Funds and Insurance Funds instead of Severance Pay attached hereto as Exhibit A.

(d)    The Company hereby waives in advance any claim it has or may have to be refunded any of the payments made to the Pension Plan, unless (1) the Employee’s right to severance pay is invalidated by a court ruling on the basis of Sections 16 or 17 of the Law (and in such case only to the extent it is invalidated), or (2) the Employee withdrew funds from the manager’s insurance policy for reasons other than an “Entitling Event”. An “Entitling Event” means death, disability or retirement at the age of 60 or more.

(e)    Sick Leave. The Employee will be entitled to sick leave as provided by law and if more favorable, as provided by the Company’s policies. The Company’s policies currently provide for sick leave pay equivalent to 100% of Salary as of the first day of sick leave.

(f)    Annual Recreation Allowance (Dme'i Havra'a). The Employee shall be entitled to annual recreation allowance, according to the applicable directive.

(g)    Vacation. According to Company policy, the Employee shall be entitled to a minimum annual vacation equivalent to 18 working days, regardless of seniority and thereafter to the legal annual leave duration as prescribed based on seniority.

(h)    Educational Fund (Keren Hishtalmut). The Employee expressly waive his right to the Educational Fund and accepts that the Company will not contribute, nor collect contributions from the Employee for payment, to a recognized educational fund.

(i)    Business Expenses. The Employee shall be entitled to reimbursement of travel expenses, as required by the law and in accordance with the Company’s Travel and Business Expense Policy.

(j)    Cellular Phone. If the Employee joins the Company’s cellular plan, the Employee shall be responsible for payment of taxes associated with such benefit.

6.Duties

(a)    As condition precedent to the effectiveness of this Agreement, the Employee agrees on and has signed and dated the side agreement(s) attached hereto.

(b)    The Employee understands that the Employee is required to abide by the provisions of the United States Foreign Corrupt Practices Act ("FCPA"), the UK Bribery Act of 2010, Title 5 of the Israeli Penalty Law, 2000, and all other applicable laws prohibiting foreign bribery and improper payments. The Employee agrees to comply with the FCPA, the UK Bribery Act of 2010, and all applicable laws, regulations, and governmental orders of Israel, UK and the United States, now or hereafter in effect, relating to the Employee’s employment by the Company.

(c)    The Employee shall report his/her own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Company or any Group Company to ethics@paloaltonetworks.com immediately on becoming aware of it.

(d)    The Employee shall strictly comply with the Company’s Employee Handbook, Code of Business Conduct and Ethics, IT Acceptable Use Policy, Prevention of Harassment Policy, and rules, policies and procedures, a copy of which is available from the HR department. The Company's employee handbook, codes and policies, as amended from time to time, apply and the Company may amend them at any time in its sole discretion without prior notice. To the extent that there is any conflict between the terms of this Agreement, the Employee Handbook and the policies, this Agreement shall prevail.

(e)    Unless prevented by incapacity, the Employee shall devote the whole of his/her work time, attention and abilities to the business of the Company. The Employee undertakes to promptly notify the Company regarding any matter or subject in respect of which the Employee has a personal interest and/or which might create a conflict of interest with the Employee's position in the Company. During the term of this Agreement, the Employee shall neither be engaged in any other employment nor directly or indirectly engage in any other business activities in any capacity for any other person, firm or company whether or not for consideration, without the express prior written consent of the Company.

7.Term and Termination

7.1    The term of employment under this Agreement will continue for unlimited period unless terminated upon a 30 days’ written sent to the other party (the “Notice Period”).

7.2    Release of Duties; Paid in Lieu of Notice. The Company is entitled, at any time prior to the expiration of the applicable Notice Period: (i) to release the Employee from the execution of his or her duties and responsibilities during said Notice Period in which event the Company shall continue to pay to the Employee the payments referred to under Section 4 above; or (ii) to immediately terminate this Employment Agreement at any time prior to the expiration of said Notice Period in which event the Company shall pay the Employee upon the early termination date the value of the Salary corresponding to the remainder of such Notice Period.

7.3    Termination for Cause. The Company may terminate this Employment Agreement forthwith with immediate effect at any time without any Notice Period or any compensation in lieu of Notice Period and/or severance pay (subject to applicable law), if the Employee (amongst other things):

(a)    breaches the Company's anti-corruption and bribery policy and related procedures;

(b)    is guilty of dishonesty, or other gross misconduct, or gross incompetence or willful neglect of duty, excessive unexcused absenteeism, intentional damage of a substantial amount of the Company's property or commits any other serious breach of the terms of this employment;

(c)    acts in any manner (whether in the course his/her duties or otherwise) which the Company believes is likely to bring the Employee, the Company and/or any Group Company into disrepute or prejudice the interests of the Company or any Group Company;

(d)    is convicted of a criminal offence, other than a motoring offence which does not result in imprisonment;

(e)    fails to comply with a lawful instruction given by his/her manager or on behalf of the Company and/or to comply with Company’s Code of Business Conduct, Prevention of Harassment Policy, Employer’s Insider Trading Policy or any rules, policies and procedures issued by the Employer from time to time, as specified by the Board or the Chief Executive Officer after being provided with notice of such failure, such notice specifying in reasonable detail the tasks which must be accomplished and a timeline for the accomplishment and an opportunity to cure within thirty (30) days of receipt of such notice.

(f)    commits any breach or non-observance of one or more of the following agreements between the Employee and the Company: the Invention Agreement, the Non-Disclosure Agreement, the Non-Competition & Non-Solicitation Agreement, if any;

(g)    loses the right to work in Israel; or

(h)    any other circumstances under which severance pay may be denied, in whole or in part, upon termination of employment under applicable law.

7.4    Termination Following a Change in Control. In the event that there is a Change in Control of the Company and the Company or its successor terminates the Employee's employment other than for Cause (as defined above), or the Employee terminates his employment for Good Reason, in either case upon or within twelve (12) months following the Change in Control, the Employee will be entitled to receive:

7.4.1 a lump-sum payment equal to your then-current annual base salary, 100% of your target bonus for that fiscal year; and

7.4.2 acceleration of the vesting of the greater of:

(a)    twelve (12) months vesting of the Employee's then outstanding unvested time-based equity awards, or

(b)    fifty percent (50%) of the Employee's then outstanding unvested time-based equity awards (for the avoidance of doubt, the greater of under this sub-section (ii) will be determined on an award by award basis) (collectively, the "Change in Control Severance Benefits").

7.5    Form and Timing of Payment. The sub-section 7.4 above will not apply unless the Employee (i) has returned all Company property in his possession, in accordance with section 8 below (ii) have resigned as a member of the Board of the Company, its Parent and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that the Employee may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company. The Employee must execute and return the release on or before the date specified by the Company in the prescribed form (the "Release Deadline"). The Release Deadline will in no event be later than 50 days after the Employee's separation. If the Employee fails to return the release on or before the Release Deadline, or if you revoke he release, then the Employee will not be entitled to the benefits described in sub-section 7.4 above. The Change in Control Severance Benefits will be paid in lump sum following the effectiveness of the release within 60 days after the Employee's separation. Notwithstanding the foregoing, if the 60-day period described in the preceding sentence spans two calendar years and/or if the Employee's Change in Control Severance Benefits are Deferred Payments (as defined below), then the payments will be paid in lump sum on the 60th day following the Employee's termination of employment, subject to section 7.6 below.

7.6    Section 280G. If any payments and other benefits provided for in this Agreement or otherwise constitute "parachute payments" within the meaning of Section 280G of the US

Internal Revenue Code and, but for this section 7.6, would be subject to the excise tax imposed by Section 4999 of the US Internal Revenue Code, then payments and other benefits will be payable to the Employee either in full or in such lesser amounts as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, on the Employee's receipt on an after-tax basis of the greatest amount of payments and other benefits, by reducing payments in the following order: (i) cancellation of accelerated vesting of stock options that are out-of-the-money; (ii) reduction in cash payments;(iii) cancellation of accelerated vesting of all equity awards that are not out-of-the-money stock options; and (iv) other employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant.

7.7    Section 409A. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a "separation from service" as defined in Section 409A of the US Internal Revenue Code and the regulations thereunder ("Section 409A"). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with the Employee's termination of employment constitute deferred compensation subject to Section 409A ("Deferred Payments"), and the Employee is deemed at the time of such termination of employment to be a "specified employee" under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the Employee's separation from service from the Company or (ii) the date of the Employee's death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Employee including, without limitation, the additional tax for which the Employee would otherwise be liable under Section 409A(a)(l)(B) in the absence of such a deferral. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a "short-term deferral" within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

7.8    Definitions.

i. For purposes of this Agreement, "Good Reason" shall mean: (a.) a material reduction in the Employee's authority, status, obligations or responsibilities, provided that following a Change in Control a change in title alone (not accompanied by a change in authority, status, obligations or responsibilities) shall not constitute a material reduction; (b.) a reduction of the Employee's total annual compensation of more than 10% unless such reduction is no greater (in percentage terms) than compensation reductions imposed on substantially all of the Company's employees pursuant to a directive of the Board; (c.) any failure by the Company to pay the Employee's base salary; or (d.) the relocation of the principal place of the Company's business to a location that is more than thirty-five (35) miles further from the Employee's home than before the relocation. The Employee's resignation must occur within 12 months after one of the foregoing conditions has come into existence without the Employee's consent. A resignation for Good Reason will not be deemed to have occurred unless the Employee gives the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving the Employee's written notice.

ii. For purposes of this Agreement, "Change in Control" shall mean: (a.) the sale or other disposition of all or substantially all of the assets of the Palo Alto Networks, Inc. (b.) any sale or exchange of the capital stock of the Company by the stockholders of the Company in one transaction or series of related transactions where more than fifty percent (50%) of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; (c.) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent (50%) of the outstanding voting power of the surviving entity ( or its parent corporation) immediately after the transaction; or (d.) the consummation of the acquisition of fifty-one percent (51%) or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law ( other than a tender offer by the Company). Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the US Internal Revenue Code.

8.Return of Company Property

Upon cessation of employment, for whatever reason, the Employee must immediately:

(a)    return to the Company all documents, notes, projects, copies or duplicates belonging to the Company in his/her possession or under his/her control or which became known to the Employee when performing his/her activity, on whatever media and wherever located, relating to the business or affairs of the Employer and any Group Company, without being requested to do so. The Company does not confer upon the Employee any right of retention of any such documents, under any circumstances;

(b)    deliver to Company all building badges and any similar identification, and any other Palo Alto Networks-owned or Palo Alto Networks-leased property in his/her possession or control leaving intact all electronic Palo Alto Networks documents, records and files, including but not limited to those that he/she developed or helped to develop during this employment;

(c)    after complying with the above (if applicable) irretrievably delete any information relating to the business of Company stored on any personal magnetic or optical disk or personal memory or device and all matter derived from such sources which is in his/her possession or under his/her control;

(d)    cancel all accounts for his/her benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts;

(e)    transfer to the Company all rights in and control over (including all logins, passwords and the like) any and all accounts, social media accounts, subscriptions and/or registrations, electronic or otherwise, that he/she opened and/or maintained in his/her own name, but on behalf of or for the benefit of Company, during the course of his/her employment and not to access or do anything that may directly or indirectly inhibit or prevent Company from accessing any and all of these accounts, social media accounts, subscriptions and/or registrations;

(f)    return the working tools that are property of the Company.

9.Successors and Assigns

(a)    This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns.

(b)    Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal personal representative.

10.Miscellaneous

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which is not expressly set forth in this Agreement. This Agreement shall not be modified or otherwise affected by unwritten "customs" under Israeli employment law, or other terms effective for other employees of the Company.

11.Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

12.Severability

In the event that any provision of this Agreement is held invalid or unenforceable in any circumstances by a court of competent jurisdiction, the remainder of this Agreement, and the application of such provision in any other circumstances, shall not be affected thereby, and the unenforceable provision enforced to the maximum extent permissible under law, or otherwise shall be replaced by an enforceable provision that most nearly approximates the intent of the unenforceable provision.

13.Entire Agreement

(a)    This Agreement, its annex A, the Non-Disclosure Agreement, the Invention Agreement and the Privacy Notice constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

(b)    This Agreement, its annex A, the Non-Disclosure Agreement, the Invention Agreement and the Privacy Notice constitute notice to the Employee pursuant to the Notice to Employee (Employment Terms) Law – 2002.

	Palo Alto networks (Israel Analytics) Ltd. By: ______________________ Name: Praveen Krishnamurthy Title: VP, Talent Acquisition Dated:	Nir Zuk _______________________________ Dated:

By:	/s/ Praveen Krishnamurthy	/s/ Nir Zuk
Name:	Praveen Krishnamurthy	Dated: 2020-08-18
Title:	VP, Talent Acquisition

Dated:	2020-08-18

EXHIBIT A

General Order and Confirmation Regarding Payments of Employers to Pension Funds and Insurance Funds instead of Severance Pay

Pursuant to the power granted to me under section 14 of the Severance Pay Law 5723-1963 (“Law”) I hereby confirm that payments paid by an employer, commencing the date hereof, to an employee’s comprehensive pension fund into a provident fund which is not an insurance fund, as defined in the Income Tax Regulations (Registration and Management Rules of a Provident Fund) 5724-1964 (“Pension Fund”), or to a Manager’s Insurance Fund that includes the possibility of an allowance or a combination of payments to an Allowance Plan and to a plan which is not an Allowance Plan in an Insurance Fund (“Insurance Fund”), including payments which the employer paid by combination of payments to a Pension Fund and to an Insurance Fund whether there exists a possibility in the Insurance Fund to an allowance plan (“Employer Payments”), will replace the severance pay that the employee is entitled to for the salary and period of which the payments were paid (“Exempt Wages”) if the following conditions are satisfied:

(1) Employer Payments –

(A) for Pension Funds are not less than 14.33 % of the Exempt Wages or 12% of the Exempt Wages, if the employer pays for his employee an additional payment on behalf of the severance pay completion for a providence fund or Insurance Fund at the rate of 2.33% of the Exempt Wages. If an employer does not pay the additional 2.33% on top of the 12%, then the payment will constitute only 72% of the Severance Pay.

(B) to the Insurance Fund are not less that one of the following:

(1) 13.33% of the Exempt Wages if the employer pays the employee additional payments to insure his monthly income in case of work disability, in a plan approved by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry, at the lower of, a rate required to insure 75% of the Exempt Wages or 2.5% of the Exempt Wages (“Disability Payment”).

(2) 11% of the Exempt Wages if the employer pays an additional Disability Payment and in this case the Employer Payments will constitute only 72% of the employee’s severance pay; if, in addition to the abovementioned sum, the employer pays 2.33% of the Exempt Wages for the purpose of Severance Pay completion to providence fund or Insurance Funds, the Employer Payments will constitute 100% of the severance pay.

(2) A written agreement must be made between the employer and employee no later than 3 months after the commencement of the Employer Payments that include –

(A) the agreement of the employee to the arrangement pursuant to this confirmation which details the Employer Payments and the name of the Pension Fund or Insurance Fund; this agreement must include a copy of this confirmation;

(B) an advanced waiver of the employer for any right that he could have to have his payments refunded unless the employee’s right to severance pay is denied by judgment according to sections 16 or 17 of the Law, and in case the employee withdrew monies from the Pension Fund or Insurance Fund not for an Approved Event; for this matter, Approved Event or purpose means death, disablement or retirement at the age of 60 or over.

(3) This confirmation does not derogate from the employee’s entitlement to severance pay according to the Law, Collective Agreement, Extension Order or personal employment agreement, for any salary above the Exempt Wages.

ACKNOWLEDGED AND AGREED:

/s/ Nir Zuk

Date: 2020-08-18

Invention Agreement

This Agreement is made between Palo Alto networks (Israel Analytics) Ltd., legally represented by Mr. Praveen Krishnamurthy , hereinafter referred to as “Company” and (the “Employee”).

1.    The Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, graphic designs and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company (all of which are collectively referred to in this Agreement as “Developments”). This paragraph 1 shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. However, the Company reserves the right to request at any time that the Employee makes full disclosure to the Company of all Developments created, made, conceived or reduced to practice by the Employee during a specific period of time, such period of time to be specified in a request notification. The Employee agrees to execute and complete these ad hoc disclosures upon written request of the Company.

        2.    The Employee expressly acknowledges that the Company has the exclusive and unlimited right to make use of all Developments that may be protected by the Patent Law of Israel dated 1967 (the “Patent Law”) in respect of the protection of software, or any other intellectual property legislation in force, and agrees to transfer said rights to the Company or third parties in accordance with the Company’s directions.

3.    All Developments shall be deemed, to the extent applicable, “Service Inventions” as defined in the Patent Law, it being clarified that under no circumstances will I be deemed to have any proprietary right in any such Service Inventions, notwithstanding the provision or non-provision of any notice of an invention and/or company response to any such notice, under Section 132(b) of the Patent Law. This Agreement is expressly intended to be an agreement with regard to the terms and conditions of consideration for Service Inventions in accordance with Section 134 of the Patent Law. The Employee further acknowledges and agrees that he or she will not be entitled to additional royalties, consideration or other payments with regard to any Service Inventions or any of the intellectual property rights set forth above, including any commercialization thereof or other intellectual property rights, and do hereby explicitly, irrevocably and unconditionally waive the right to receive any such additional royalties, consideration or other payments including but not limited to, any claims for consideration, compensation or royalty pursuant to Section 134 of the Patent Law.

4.    The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

5.    This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

ACKNOWLEDGED AND AGREED:

/s/ Nir Zuk

Date: 2020-08-18

Non-Disclosure Agreement

This Agreement is made between Palo Alto networks (Israel Analytics) Ltd., legally represented by Mr. Praveen Krishnamurthy, hereinafter referred to as “Company” and (the “Employee”).

1.    The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

2.    The Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his/her employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

3.    The Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs (1) and (2) above, and his/her obligation to return materials and tangible property, set forth in paragraph (2) above, also extends to such types of information, materials and tangible property of customers, partners and suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee.

4.    The Employee hereby represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or Proprietary Information in the course of his/her employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non- competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

5.    The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage. Therefore, breach in any way of the confidentiality duty while this contract is in force shall be considered a serious disciplinary offense.

6.    The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

7.    This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

ACKNOWLEDGED AND AGREED:

/s/ Nir Zuk

Date: 2020-08-18

PRIVACY NOTICE AND CONSENT

The Employer (hereinafter referred to also as “Palo Alto Networks”) collects and processes personal data about you. This includes:

•your name, home address, phone number, nationality, employee ID number, national personal ID number, passports and visas, when required, and, where permitted, immigration status;
•photograph(s);
•benefit plans enrollment information, beneficiaries’ details in relation to life insurance or other benefits, emergency contacts, marital status, information about family members (name, date of birth, gender and national personal ID number), where necessary for the provision of applicable benefits, guarantees or relocation assistance;
•job title, compensation, benefits, bank details, professional experience, education, performance history, training records;
•expense records, such as details of out of pocket expenses, corporate credit cards, company cars or private cars, where an allowance is claimed, and mobile phone costs;
•phone, written and electronic communications, where permissible;
•video images recorded by our CCTV cameras, as permitted by applicable law;
•information concerning performance, career plans, conduct and, where permissible, violation of laws or breach of company policies; and
•medical leave information, medical certificates with no diagnosis, other documents required to confer special benefit status, such as information concerning pregnancy status and age of children, etc. where applicable.
Palo Alto Networks will keep this information, together with data retained from the application and selection process, for the course of the employment relationship and, to the extent permitted, after termination of employment.

Palo Alto Networks processes this personal data for the following purposes:

•As required to establish and perform the employment contract, to maintain or terminate the employment relationship and to enable you to perform your job. This includes recruiting and hiring, administration of payroll and benefits, absence, compensation and sales quota commission, performance and talent management, training and leadership development, award recognition, employee surveys, medical insurance, occupational health, retirement plans, stock plans, expense management, and professional travel.

•As required by Palo Alto Networks to enable its business, in particular to provide access to Palo Alto Networks’ offices, management of Palo Alto Networks’ IT systems and infrastructure, inclusion in company directories and provision of communication services such as e-mail, telephone and internet access.

•Protecting the security of Palo Alto Networks’ premises, assets, systems, and intellectual property, enforcing company policies, including monitoring communications, where permitted by local law and in accordance with Palo Alto Networks’ Code of Conduct and privacy and information security policies, and for investigations and disciplinary actions.

•Compliance with applicable laws and protection of Palo Alto Networks’ legitimate business interests and legal rights, including, but not limited to, use in connection with legal claims, compliance, regulatory, investigative and disciplinary purposes (including disclosure of such information in connection with legal process or litigation), management of the employee hotline in accordance with Palo Alto Networks’ Code of Conduct, and other ethics and compliance reporting tools.

•For your picture, use with your contact details in Palo Alto Networks directories, in internal communications and newsletters, and in external news and media in connection with events and updates about Palo Alto Networks.

Where permitted by and in accordance with local law, we may also have background checks performed to evaluate eligibility for employment, and collect medical information, if a regular or onboarding health check is required or to evaluate eligibility for applicable benefits.
Personal data will be transferred to Palo Alto Networks Inc., its affiliates and contractors, in the US and other countries, including outside the EEA, and will be stored and processed manually and electronically through global systems and tools for the purposes above. Information contained in internal directories may be accessed on a worldwide basis. Other personal data will primarily be processed by your direct manager, and by employees of the HR, IT and finance, legal and facilities departments, where relevant and necessary. Palo Alto Networks relies on data transfer agreements based on the EU model clauses for the transfer of EU employee data to the US.
Personal data may be shared with government authorities and/or law enforcement officials if required for the purposes above, if mandated by law, or if required for the legal protection of Palo Alto Networks’ legitimate interests in compliance with applicable laws. Personal data may also be shared with third party service providers, who will process it on behalf of Palo Alto Networks for the purposes above. Such third parties include, but are not limited to, payroll service providers, IT service providers, travel agencies and travel service providers, banks, credit card companies, brokers, medical services and medical insurance providers, training providers, survey service providers, investigators, employee hotline administrators, data custodians, etc.
Palo Alto Networks has taken appropriate technical, administrative, physical and procedural security measures, consistent with local and international information practices, to protect the personal data from misuse, unauthorized access or disclosure, loss, alteration, or destruction. These measures include:

Physical safeguards, such as locked doors and file cabinets, controlled access to our facilities, and secure destruction of media containing personal data.

Technology safeguards, such as use of anti-virus and endpoint protection software, encryption, and monitoring of our systems and data centers to ensure compliance with our security policies.

Organizational safeguards, through training and awareness programs on security and privacy, to ensure employees understand the importance and means by which they must protect personal data, as well as through privacy policies and policy standards that govern how Palo Alto Networks treats personal data.

According to the law, you have the right to access, rectify, block, complete and, where applicable, delete personal data that relates to you, to object to the processing of such data and to request an explanation about the processing by contacting HR Connect or your HR representative at any time. There are exceptions to these rights so that access may be denied, for example, if making the information available would reveal personal information about another person or if Palo Alto Networks is legally prevented from disclosing such information. You may also be able to seek a remedy through the Data Protection Authorities or the courts if you believe that your rights have been breached.

Where we require personal data to comply with legal or contractual obligations, then provision of such data is mandatory: if such data is not provided, then we will not be able to manage the employment relationship, or to meet obligations placed on us. In all other cases, provision of requested personal data is optional.
…………………………………………………………………………………………………………………………………………………………………

I have read the Privacy Notice above and, where this is necessary for Palo Alto Networks to be able to process my data because the processing cannot be justified in other ways, I consent to the collection and processing of my personal data for purposes as described above.

Name:
Nir Zuk
Address:

Signature:
/s/ Nir Zuk